Exhibit 4.50

ROGUE EBC, LLC

JOINT VENTURE OPERATING AGREEMENT

Dated as of March 4, 2024

THE MEMBERSHIP INTERESTS (AS DEFINED IN THIS AGREEMENT) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND WERE ACQUIRED PURSUANT TO AN INVESTMENT REPRESENTATION BY THE RECORD OWNER. THE MEMBERSHIP INTERESTS ARE NOT TRANSFERABLE, ABSENT EITHER REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND EVERY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER THAT REGISTRATION IS NOT REQUIRED. ADDITIONALLY, THE MEMBERSHIP INTERESTS ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THIS AGREEMENT. REFERENCE SHOULD BE MADE TO THIS AGREEMENT FOR THE DETAILS OF THOSE RESTRICTIONS.

JOINT VENTURE OPERATING AGREEMENT

OF

ROGUE EBC, LLC

This JOINT VENTURE OPERATING AGREEMENT (this “Agreement”) of Rogue EBC, LLC, an Illinois limited liability company (the “Company”), is made as of March 4, 2024 (the “Effective Date”), by and among the Members of the Company listed on Schedule I attached hereto, the initial Managers of the Company, and the Company.

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to (i) the provisions of the Act (as hereinafter defined), and (ii) the filing of the Articles (as hereinafter defined) with the Office of the Secretary of State of the State of Illinois on November 27, 2023; and

WHEREAS, the parties hereto wish to enter into this Agreement to set forth the terms and conditions that will govern their relationship with respect to the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE I.

DEFINITIONS

1.1. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular, and the use of any gender in this Agreement shall be deemed to include the other gender, (b) the word “including” means “including, but not limited to,” and (c) the words “hereof”, “herein”, “hereunder” and “hereinafter” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular paragraph or provision, unless expressly so stated.

1.2. Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

“Accounting Firm” has the meaning set forth in Section 5.6.

“Act” means the Illinois Limited Liability Company Act, as amended from time to time.

“Additional Capital Contribution” has the meaning set forth in Section 4.2(c)(i).

“Additional Member” means any Member other than the Members that are original parties hereto as of the Effective Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant tax year or other allocation period, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Affiliate” means with respect to any Person, any other Person that Controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Assignee” means a Person to whom a Membership Interest is Transferred in compliance with Article XI.

“Articles” has the meaning set forth in Section 2.1.

“Assumed Tax Rate” means the amount obtained by presuming such Member incurred tax at the maximum marginal combined federal, state and local income tax rates applicable to any Member, taking into consideration the character of the taxable income or loss allocated to such Member by the Company (e.g., long-term or short-term capital gain, ordinary or tax-exempt, or “qualified business income,” “qualified REIT dividend” income or “qualified publicly traded partnership income” under Code Section 199A).

“Available Cash” means (a) all cash receipts of the Company, less all applicable cultivation, excide, or other sales taxes, other than proceeds from Capital Contributions, less (b) (i) the amount of all operating expenses and debt service paid or Investments made during such period, and (without duplication) any amounts required to be deposited into any reserve account with respect to any loan or Investment approved in accordance with this Agreement, (ii) the amount of all capital expenditures paid during such period, and (iii) such reserves as reasonably determined by the Manager, including without limitation with respect to pending Investments.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of such contribution, as reasonably determined by the Manager;

(b) The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the grant of a Membership Interest in the Company (other than a de minimis Membership Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; (v) the issuance by the Company of a Noncompensatory Option; and (vi) the acquisition of an interest in the Company upon the exercise of a Noncompensatory Option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking into account Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Manager;

(d) The Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (g) of the definition of “Profits,” and “Losses”; provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Manager determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) If the Book Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Business” means the business of operating a cannabis craft grow facility and any cannabis related business activities incident thereto, including the operation of the Manufacturing Division and the Cultivation Division.

“Business Day” means any day that is not a Saturday, Sunday or other legal holiday on which banks are required or authorized to be closed in the State of Illinois.

“Capital Account” means the capital account of a Member maintained in accordance with Section 4.5.

“Capital Commitment” shall mean the amount of cash each Capital Member has committed to contribute to the Company as of the Effective Date. Each Capital Member’s Capital Commitment as of the Effective Date is reflected on Schedule I hereto.

“Capital Contribution” means, with respect to any Member, the sum of the amount of cash and the fair market value of any other property (as determined by the Manager as of the date of contribution and net of liabilities secured by such property that the Company assumes or to which the Company’s ownership of the property is subject) from time to time contributed by a Member to the Company pursuant to Article IV. All Capital Contributions shall be made in U.S. Dollars by wire transfer of immediately available funds.

“Capital Contribution Balance” means, with respect to any Member, the excess of (x) such Member’s Capital Contributions as of such time, over (y) the aggregate amount of distributions made to such Member pursuant to Sections 5.1, 5.2, and/or 12.3.

“Capital Member” means the GR Member and the EBC Investor Member.

“Cause” means: (i) committing an act of fraud, embezzlement, willful misconduct, or other act of material dishonesty related to the Company or any of its Affiliates or (ii) the indictment for a felony.

“Change of Control” means, with respect to any Person as of any date of determination, if Person(s) Controlling such Person immediately prior to such date, no longer Controls such Person.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company” has the meaning set forth in the preamble.

“Company Group” means the Company, any Operating Companies, and any of their respective Subsidiaries.

“Company Information” has the meaning set forth in Section 3.7(a).

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise. Solely with respect to the definition of “Subsidiary” and for no other use in this Agreement, any Person that has the power (directly or indirectly), as of the time of determination, to appoint a member of the board of directors, managers or any similar person of any governing board of another Person shall be deemed to Control such Person as of such time.

“Cultivation Division” has the meaning set forth in 2.9(a).

“Depreciation” means, for each tax year or other allocation period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such tax year or other allocation period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such tax year or other allocation period, Depreciation shall be (a) if such difference is being eliminated by use of the remedial method under Treasury Regulations Section 1.704-3(d), the amount of book basis recovered for such period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), or (b) if the remedial method is not used, an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such allocation period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such allocation period is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by as determined by the Manager.

“Divisional Sale Allocation” has the meaning set forth in Section 5.6.

“Drag-Along Right” has the meaning set forth in Section 11.4(a).

“Drag-Along Notice” has the meaning set forth in Section 11.4(a).

“Drag Offer” has the meaning set forth in Section 11.4(a).

“EBC First Call Notice” has the meaning set forth in Section 11.6(a).

“EBC First Call Option” has the meaning set forth in Section 11.6(a).

“EBC First Call Option Closing” has the meaning set forth in Section 11.6(a).

“EBC First Call Purchase Price” has the meaning set forth in Section 11.6(a).

“EBC Investor Member” means EBC Investor Waukegan, LLC, an Illinois limited liability company.

“EBC Sponsor Member” means EBC Ventures Waukegan, LLC, an Illinois limited liability company.

“Economic Risk of Loss” means the economic risk of loss within the meaning of Section 1.752-2 of the Treasury Regulations.

“Effective Date” has the meaning set forth in the preamble.

“Equity Ledger” has the meaning set forth in Section 4.1(a).

“Exercising Member” has the meaning set forth in Section 11.7(a).

“Family Member” with respect to any Member, means, and is limited to, such Member’s current spouse, parents, parents-in-law, grandparents, children (adopted or biological), grandchildren, other descendants, siblings and descendants of siblings.

“FATCA” has the meaning set forth in Section 5.4.

“Final Allocation” has the meaning set forth in Section 5.6.

“First Call Option” has the meaning set forth in Section 11.6.

“First Call Option Commencement Date” has the meaning set forth in Section 11.6.

“First Call Option Expiration Date” has the meaning set forth in Section 11.6(a).

“Fiscal Year” means the fiscal year of the Company, which shall be the calendar year.

“G&A Expenses” has the meaning set forth in Section 9.1.

“Governmental Authority” means any foreign, federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, board, bureau, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Governance Documents” means, with respect to any Person, all organizational documents and other documents relating to the governance, management, or control of such Person (including any certificate of formation, certificate of incorporation, certificate of partnership, bylaws, charters, operating agreements, partnership agreements, side letters, limited liability company agreements, shareholder agreements, and all other governance documents).

“GR First Call Notice” has the meaning set forth in Section 11.6(b).

“GR First Call Option” has the meaning set forth in Section 11.6(b).

“GR First Call Option Closing” has the meaning set forth in Section 11.6(b).

“GR First Call Purchase Price” has the meaning set forth in Section 11.6(b).

“GR Member” shall mean [●].

“Hypothetical Liquidation” has the meaning set forth in Section 6.1.

“Imputed Underpayment Amount” means any “imputed underpayment” within the meaning of Section 6225 of the Code (and any Treasury Regulations promulgated thereunder and with respect thereto), and under any comparable provision of state or local law, paid (or payable) by the Company as a result of an adjustment with respect to any item of Company income, loss, gain, deduction or credit, including any interest or penalties with respect to any such adjustment.

“Indemnified Person” has the meaning set forth in Section 7.15(b).

“Initial Capital Contribution” has the meaning set forth in Section 4.2(a).

“Investment” means any direct or indirect investment in any Operating Company or a Subsidiary of any Operating Company.

“Investment Expenses” has the meaning set forth in Section 9.2.

“IRS” means the U.S. Internal Revenue Service.

“Law” means, as of any date, any foreign, federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) in effect as of such date.

“Liquidator” has the meaning set forth in Section 12.2.

“Major Decision” has the meaning set forth in Section 7.5.

“Manager” shall mean the GR Member.

“Manufacturing Division” has the meaning set forth in 2.9(a).

“Member” means any Person executing this Agreement as of the Effective Date as a member of the Company or thereafter admitted to the Company as an Additional Member pursuant to the provisions of this Agreement.

“Member Loan” has the meaning set forth in Section 4.7.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” means the Company deductions, losses and Code Section 705(a)(2)(B) expenditures that are treated as deductions, losses and expenditures attributable to Member Nonrecourse Debt under Section 1.704-2(i)(2) of the Treasury Regulations.

“Membership Interest” means all of the rights and interests of whatever nature of the Members in the Company (including the right to participate in management to the extent herein expressly provided, to receive Distributions of funds and to receive allocations of income, gain, loss, deduction and credit).

“Non-Contributing Member has the meaning set forth in Section 4.4(a).

“Non-Exercising Member” has the meaning set forth in Section 11.7(a).

“Noncompensatory Option” means a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Objecting Member” has the meaning set forth in Section 5.6.

“Objecting Member’s Valuation” has the meaning set forth in Section 5.6.

“Operating Company” means any Person in which the Company makes an Investment.

“Percentage Interest” means the Percentage Interest set forth opposite such Member’s name on Schedule A hereto, as such percentage shall be adjusted from time to time in accordance with the provisions hereof. The combined Percentage Interests of all Members must at all times equal 100%.

“Permitted Transfer” has the meaning set forth in Section 11.3.

“Person” means any individual, partnership, firm, corporation, limited liability company, joint venture, limited public company, limited liability partnership, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Preferred Return” means, with respect to the EBC Investor Member, an amount equal to ten percent (10%) per annum, compounded annually, on the EBC Investor Member’s then-current Capital Contribution Balance.

“Preferred Return Balance” means, at any given time, an amount equal to the EBC Investor Member’s aggregate unpaid Preferred Return.

“Prevailing Party” has the meaning set forth in Section 13.18.

“Profits” and “Losses” means, for each tax year or other allocation period, an amount equal to the Company’s taxable income or loss for such tax year or other allocation period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any property is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Book Value” hereof, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such tax year or other allocation period, computed in accordance with the definition of “Depreciation”;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items which are specially allocated pursuant to Section 6.2 hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“Proprietary Rights” has the meaning set forth in Section 3.7(c).

“Sale of the Company” means (a) any acquisition of the Company by another person or entity (or group of persons or entities) by means of any transaction or series of related transactions (including any sale of securities of the Company or consolidation or merger of the Company with or into any other entity, or exchange of securities) (i) in which the beneficial holders of the Company’s outstanding equity interests immediately before the first such transaction do not, immediately after the last such transaction, hold equity interests in the Company representing at least 50% of the voting power of the surviving entity of such transaction or (ii) in which, following the last such transaction, such acquiring person or entity and its affiliates hold more than 50% of the voting power of the Company’s outstanding equity interests, or (b) any sale, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a “Sale of the Company” shall not include any transactions that are the result of either the GR Member and/or the EBC Sponsor Member exercising either the First Call Option or the Second Call Option, respectively.

“Second Call Notice” has the meaning set forth in Section 11.7(a).

“Second Call Option” has the meaning set forth in Section 11.7(a).

“Second Call Option Commencement Date” has the meaning set forth in Section 11.7.

“Second Option Toll Period” has the meaning set forth in Section 11.7(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Shared Costs” has the meaning set forth in Section 9.4.

“Subsidiary” means, as to any Person, any other Person in which such Person (a) owns more than a 50% equity interest, or (b) has the power or authority, through general partner, manager or managing member rights, ownership of voting securities, by contract or otherwise, to exercise Control over the business affairs of the other Person.

“Substitute Member” has the meaning set forth in Section 11.6.

“Tag-Along Notice” has the meaning set forth in Section 11.4(b).

“Tag-Along Right” has the meaning set forth in Section 11.4(b).

“Tax Advance” has the meaning set forth in Section 5.2(a).

“Tax Representative” has the meaning set forth in Section 10.5(a).

“Third Party Confidentiality Obligations” has the meaning set forth in Section 3.7(e).

“Third Party Information” has the meaning set forth in Section 3.7(e).

“Third Party Sale” means an arm’s length negotiated Sale of the Company, approved by the Manager, to a bona fide third party buyer not affiliated with any Member.

“Third Party Terms” has the meaning set forth in Section 11.4(a)(ii).

“Transfer” has the meaning set forth in Section 11.1.

“Treasury Regulations” or “Regulations” means the permanent and temporary Regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Withheld Amounts” has the meaning set forth in Section 5.3.

ARTICLE II.

COMPANY

2.1. Organization. The Company was organized as an Illinois limited liability company pursuant to the Act. The Articles of Organization of the Company (the “Articles”) were filed with the Secretary of State of the State of Illinois in order to form a limited liability company under the Act. Upon the execution and delivery of a counterpart signature page to this Agreement, each of the Members hereby ratifies the filing of such Articles and the continuation of the Company as a limited liability company under the Act. The Members agree to execute, deliver, file and/or record, and to the execution, delivery, filing and/or recording on behalf of the Company, of such certificates and/or documents as may be necessary or appropriate to comply with all requirements for the qualification and operation of the Company under the Laws of the State of Illinois and the ownership and operation of its property and assets in any jurisdiction in which the Company conducts business.

2.2. Agreement; Effect of Inconsistencies with Act. The Members agree to the terms and conditions of this Agreement, as the same may from time to time be amended, supplemented or restated according to its terms. The Members intend that this Agreement shall be the sole source of the relationship among the parties hereto in their capacity as Members of the Company, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other applicable Law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

2.3. Name. The name of the Company is “Rogue EBC, LLC”, unless changed by the Manager, and all business of the Company shall be conducted under that name or any other name as the Manager may determine from time to time.

2.4. Term. The Company shall have perpetual existence until it is dissolved and its affairs wound up in accordance with this Agreement and the Act.

2.5. Principal Place of Business. The Company’s initial principal place of business shall be located at 345 Lakewood Ave., Waukegan, Illinois 60085. The Company may change the location of its principal place of business at any time and from time to time as the Manager may determine. The Company shall make any filing and take any other action required by applicable Law in connection with any such change of address.

2.6. Registered Office and Agent. The address of the registered office of the Company for service of process on the Company in the State of Illinois is 300 N. LaSalle St., Suite 1400, Chicago, Illinois 60654, and the name of the registered agent of the Company at such address is Samuel J. Tallman. The Manager may determine to change the registered office or registered agent of the Company from time to time in accordance with the Act. At all times, such registered agent shall be instructed by the Manager to deliver copies of any service of process served on such registered agent (or any other notices given or received by such registered agent) to each of the Members at their respective addresses set forth in Section 13.14.

2.7. Purpose. The business and purpose of the Company shall be (a) to engage in the Business, (b) to hold a direct or indirect interest in any Operating Company and their Subsidiaries, (c) to conduct any lawful business or purpose and to engage in any lawful act or activity for which limited liability companies may be organized under the under the laws of the State of Illinois, and (d) to do such other acts as the Manager may deem necessary or advisable in connection with the foregoing, including exercising all rights of the Company or any Operating Company in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing set forth herein shall be construed as authorizing the Company to take or engage in any action forbidden by the Act or other law.

2.8. Powers. The Company shall have all powers of a limited liability company now or hereafter conferred under the Act and the power to do all things necessary, appropriate or convenient to operate its business and accomplish its purposes as described in Section 2.7.

2.9. Divisions of the Company.

(a) The Company shall operate two (2) separate and distinct divisions: (i) a manufacturing division (the “Manufacturing Division”), and (ii) a cultivation division (the “Cultivation Division”). The Manufacturing Division and the Cultivation Division may be referred to herein individually as a “Division” and collectively as the “Divisions”. Although the Divisions will be intertwined as part of the same overall business strategy and will prepare consolidated financial reports, for purposes of the distribution waterfall detailed in Section 5.1(a) and (b), each of the Divisions will maintain distinct financial statements for purposes of capturing the financial performance both directly and indirectly associated with each respective Division.

(b) Subject to the terms of this Agreement, the GR Member shall be primarily responsible for the operations and overall strategy execution of the Cultivation Division and the EBC Sponsor Member shall be primarily responsible for the operations and overall strategy execution of the Manufacturing Division.

ARTICLE III.

MEMBERS

3.1. Limitations on Authority. Except as set forth in this Agreement, including Section 7.1 hereof, no Member, employee, or other agent or representative of the Company (including the Manager) shall have any authority to bind or act for or on behalf of the Company or any other Member in the carrying on of their respective businesses or activities.

3.2. Liability of Members. No Member shall be obligated to make Capital Contributions to the Company except as provided in Article IV. Except for those that are expressly assumed or guaranteed, no Member shall have any liability or obligation whatsoever with respect to the debts, liabilities or obligations of the Company whether incurred either before or after the execution of this Agreement other than as expressly provided in this Agreement. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Members for the liabilities or obligations of the Company. The Members shall not be obligated to guarantee any Company obligations, liabilities, or indebtedness. None of the Members shall be responsible for any indebtedness, liability or obligation of any other Member incurred either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness, or obligations incurred pursuant to, and as limited by, the terms of this Agreement. The Company shall not be responsible for any indebtedness, liability or obligation of any Member incurred either before or after the execution of this Agreement, except as expressly provided by this Agreement.

3.3. Member Duties. Each Member undertakes to perform such duties, and only such duties, as are specifically set forth in this Agreement in accordance with the provisions of this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Members. No Member in its capacity as a Member shall have any fiduciary duty to the Company, any other Member or any other Person, and no Member shall have any liability to the Company, any other Member or any other Person based on any claim of a breach of fiduciary duty. Each Member recognizes and agrees that (a) each Member is acting exclusively on behalf of such Member, (b) each Member may act in its sole and absolute discretion in the manner it determines is in the best interests of such Member without taking into account the interests of the other Members, and (c) no Member in its capacity as a Member shall have any fiduciary obligations to any other Member or Director of the Company or any Subsidiary of the Company. Nothing contained in this Section 3.3 shall be deemed to limit or waive (x) duties of a Member in its capacity as an officer or Director of the Company of any of its Subsidiaries, or (y) the implied covenant of good faith and fair dealing in accordance with the Act.

3.4. Limitations on Powers of Members. Except as expressly authorized by this Agreement, no Member shall, directly or indirectly, (a) resign, retire or withdraw from the Company, (b) dissolve, terminate or liquidate the Company, (c) petition a court for the dissolution, termination or liquidation of the Company, or (d) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).

3.5. No Appraisal Rights. Except as expressly authorized by the consent of both the EBC Sponsor Member and the GR Member, no appraisal rights shall be available to any Member with respect to its Membership Interest, and all Members hereby specifically and irrevocably waive any appraisal rights available under Law or equity.

3.6. Consent to Outside Activities of Members. Notwithstanding any duty otherwise existing at Law or in equity, the GR Member and EBC Sponsor Member respectively understand and acknowledge that each of them and their respective Affiliates, may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company or any of its Subsidiaries and such businesses and undertakings may compete, either directly or indirectly, with the conduct of the Business. The GR Member and the EBC Sponsor Member hereby agree that: (a) the creation and continuation of the Company and the assumption by each of them and their respective Affiliates of their duties hereunder shall be without prejudice to their respective rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, (b) the GR Member and the EBC Sponsor Member each waives any rights they might otherwise have to share or participate in such other interests or activities of each other and their respective Affiliates, (c) the GR Member and the EBC Sponsor Member each consents to the pursuit of other ventures by each other and their respective Affiliates, even if such other ventures are competitive with the Business, (d) neither the GR Member or the EBC Sponsor Member, nor any of their respective Affiliates, shall be obligated to present any particular investment opportunity to each other or to the Company Group, even if such opportunity is of a character which, if presented to each other or the Company Group, could be taken by the GR Member, the EBC Sponsor Member, or the Company Group, and (e) the GR Member, the EBC Sponsor Member, and their respective Affiliates shall have the right to take for their own account or to recommend to others, any such particular investment opportunity. Notwithstanding anything contained in this Section 3.6, the GR Member and the EBC Sponsor Member shall act in good faith as it pertains to their engagement in any outside activities and shall not knowingly or intentionally take any action that would directly harm the Company.

3.7. Confidentiality.

(a) Each Member acknowledges that such Member has been entrusted with “Company Information,” defined as any non-public information, in whatever form or medium, concerning the operations or affairs of the Business by the Company or through one or more subsidiaries or Affiliates, including (i) fees, costs and pricing structures, investment performance, analyses, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (ii) the identity of and business relationships with clients, investors, current or prospective Operating Companies, Subsidiaries or investment targets, vendors, suppliers, customers, employees, contractors, and lenders, (iii) fees and expenses charged or paid to clients, investors, current or prospective Operating Companies, Subsidiaries or investment targets, vendors, suppliers, customers, employees, contractors and lenders, (iv) compensation terms, levels and arrangements, (v) trade secrets, (vi) financial statements, budgets and projections, (vii) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (viii) investments and potential investments by the Company Group or any of its controlled Affiliates, and (ix) all other confidential or proprietary information belonging to the Company Group or any of its controlled Affiliates or relating to the Business; provided, however, that Company Information shall not include (x) data and information that is generally available to the public (other than as a result of a breach of this Agreement or other agreement or instrument to which such Member is bound), (x) data and other information that was in the possession of the particular Member prior to its disclosure to that Member by the Company, (y) data and other information that is obtained from a third person who, to the knowledge of the particular Member, is not restricted from disclosing such information, and (z) data and other information developed by the Member independently of, and without reference to, the Company Information.

(b) Each Member: (i) shall hold the Company Information in strict confidence, take commercially reasonable precautions to prevent the inadvertent disclosure of the Company Information to any unauthorized person, and follow in all material respects all of the Company’s policies protecting the Company Information, (ii) shall not divulge or otherwise disseminate or disclose any Company Information, or any portion thereof, to any unauthorized person (other than the other Members, employees, officers, managers, directors, professional advisors, accountants, consultants and other representatives of the Company and the Company’s Affiliates), (iii) shall not make, or cause to be made, copies of the Company Information, except as reasonably necessary to perform such Member’s duties and obligations to the Company, and (iv) shall promptly and in all material respects advise the Company of the facts known to such Member concerning any actual or threatened unauthorized use or disclosure of which such Member becomes aware.

(c) Each Member hereby assigns to the Company any rights such Member may have or acquire in the Company Information, and recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection with such rights.

(d) If any Member receives any subpoena or becomes subject to any legal obligation that might require such Member to disclose Company Information, such Member will (if legally allowed) provide prompt written notice of that fact to the Company, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects in writing to the disclosure of Company Information, by way of a motion to quash or otherwise, each Member agrees to not disclose any Company Information while any such objection is pending unless required by law.

(e) Each Member understands that the Company Group may receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third Party Information and to use it only for limited purposes (any such duties being “Third Party Confidentiality Obligations”). During the term of each Member’s association with the Company and at all times after the termination of such association for any reason, such Member will comply in all material respects with the Third Party Confidentiality Obligations arising during the term, unless expressly authorized by the Company in advance or as may be reasonably necessary to perform such Member’s duties and obligations to the Company, or to comply with the tax obligations of such Member or to assert rights of such Member hereunder.

(f) No Member will improperly use or disclose any Company Information or trade secrets, if any, of any former employer or of any other person to whom such Member has an obligation of confidentiality, and no Member will bring onto the Company’s premises any unpublished documents or any property belonging to any former employer or of any other person to whom such Member has an obligation of confidentiality.

(g) Notwithstanding any other provision of this Agreement, nothing contained herein shall limit the ability of any Member to (i) file a charge or complaint with any Governmental Authority or make other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation, (ii) communicate with or participate in any investigation or proceeding that may be conducted by any Governmental Authority, or (iii) disclose information or provide documentation to their accountants and legal counsel in connection with their obligations under tax law. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, a Member shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.8. Remedies. The Company and each Member agree that the damages that may accrue to the Company Group by reason of such Member’s failure to observe any of its, his or her obligations under Section 3.7 cannot be measured solely in money. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, each Member agrees in any such action or proceeding not to require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, each Member hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Each Member also acknowledges that the remedies afforded the Company pursuant to this Section 3.8 are not exclusive, nor shall they preclude the Company from seeking any other relief, including any form of monetary or other equitable relief.

ARTICLE IV.

MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

4.1. Members; Membership Interests.

(a) The names, addresses, Capital Commitments, and Capital Contributions of the Members as of the Effective Date are set forth on Schedule I hereto (the “Equity Ledger”). The Manager is hereby authorized and shall cause Schedule I hereto to be amended from time to time to reflect the admission of Additional Members and/or Capital Contributions made after the Effective Date.

4.2. Capital Commitments; Capital Contributions.

(a) Capital Commitments. As of the Effective Date, each of the Members has agreed and is hereby bound to make Capital Contributions to the Company from time to time up to the amount of their respective Capital Commitments. Notwithstanding the foregoing, each Member may, solely at the Member’s discretion, fund its respective Division as defined in Section 2.9 in phases, provided that each Member has agreed and is hereby bound to make Capital Contributions to the Company to fund its full pro rata share of the Shared Costs. The amount of money contributed by each Capital Member as of the Effective Date shall be referred to herein as each such Capital Member’s “Initial Capital Contribution.” If a Capital Member makes an Additional Capital Contribution beyond its Initial Capital Contribution, the Manager shall cause Equity Ledger shall be updated so as to reflect the total amount of Capital Contributions made by each Member as of any given time.

(b) Allocation of Capital Contributions. Unless otherwise agreed to by the Manager with the consent of the EBC Sponsor Member, the Capital Contributions of the GR Member, up to the amount of the GR Member’s Capital Commitment, shall be allocated towards the Cultivation Division and its pro rata share of the Shared Costs. The Capital Contributions of the EBC Investor Member, up to the amount of the EBC Investor Member’s Capital Commitment, shall be allocated towards the Manufacturing Division and its collective pro rata share of the Shared Costs.

(c) Additional Capital Contributions.

(i) The Manager, with the consent of the EBC Sponsor Member, may determine from time to time that additional Capital Contributions are needed from the Capital Members beyond each Capital Member’s Initial Capital Contribution, up to the amount of each Capital Member’s Capital Commitment, to enable the Company to conduct its business (“Additional Capital Contribution”). Upon making such a determination, the Manager shall give written notice to all Capital Members in writing at least ten (10) Business Days prior to the date on which such Additional Capital Contribution is due. Such notice shall set forth the amount of Additional Capital Contribution needed, the purpose for which such Additional Capital Contribution is needed, and the date by which the Capital Members are to contribute their respective Additional Capital Contribution. The amount of each Capital Member’s Additional Capital Contribution shall be calculated on a pro rata basis based on each Capital Member’s Percentage Interest.

(ii) As to leave no doubt, notwithstanding the foregoing and except as otherwise expressly provided herein, no Capital Member shall be obligated to make any Additional Capital Contribution to the Company beyond the amount of their respective Capital Commitment.

4.3. Intentionally Omitted.

4.4. Failure to Contribute.

(a) If any Member fails to make (in whole or in part) any Capital Contribution as required by this Article IV within the time period prescribed therefor, then the Member shall be deemed to have failed to contribute. Such Member shall be permitted ten (10) Business Days from the date of failure to pay to the Company such Capital Contribution, together with interest accruing at 15% per annum on such amount from the date such contribution was originally due until the actual date of payment. Any Member that fails to make the Capital Contributions or other payments set forth in the preceding sentence within such ten (10) Business Day period shall be deemed a “Non-Contributing Member.”

(b) In the event that a Member becomes a Non-Contributing Member, the Non-Contributing Member shall have its respective distribution percentages detailed in both Section 5.1(a) and Section 5.1(b) reduced by 10%.

4.5. Capital Accounts. With respect to each Member, a separate Capital Account for such Member shall be established and maintained throughout the full term of the Company in accordance with the Code and Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account will from time to time be (a) increased by (i) the amount of Capital Contributions made by the Member to the Company, and (ii) the Profits and any other items of income and gain allocated to the Member pursuant to Section 6.1 and Section 6.2, and (b) decreased by (i) the amount of money and the Book Value of any property comprising any distribution to the Member by the Company (net of liabilities secured by the property or to which the property is subject), and (ii) the Losses and any other items of deduction and loss allocated to the Member pursuant to Section 6.1 and Section 6.2, and as otherwise provided in this Agreement. Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation, and no Member shall be obligated to restore any deficit balance in its Capital Account upon liquidation of the Company or otherwise. If all or a portion of a Member’s Membership Interest (or portion thereof) is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the economic attributes of the transferor to the extent it relates to the Transferred Membership Interest (or portion thereof).

4.6. Follow-on Offerings.

(a) If at any time the Manager, with the consent of the EBC Sponsor Member, determines it would be in the Company’s best interest to raise capital in excess of the Members’ Capital Commitments as of the Effective Date through the issuance and sale of additional Membership Interests, subject to the terms of this Agreement, the Manager shall have the right, without any further consent of any Member other than as required in this Section 4.6(a), to cause the Company to raise such additional capital and, to the extent the Person(s) investing such capital are not already Members, to admit such Person(s) as Additional Members, on terms that may be senior to, junior to or on parity with the terms of the interests of the existing Members in respect of their Membership Interests.

(b) If at any time the Manager, with the consent of the EBC Sponsor Member, determines it would be in the Company’s best interest to raise capital through one or more loans or other extensions of credit, the Manager shall have the right, without any further consent of any Member other than as required in this Section 4.6(b), to cause the Company to enter into such loan or credit documents as the Manager may determine are necessary or appropriate to evidence such loans or other extensions of credit. Any such loans or extensions of credit may be repaid, in the good faith judgment of the Manager, in cash or by the issuance of Membership Interests (with such Membership Interests issued subject to any applicable conditions contained in this Agreement), and any repayment in the form of Membership Interests shall be treated as a Capital Commitment and/or Capital Contribution and sale of Membership Interests pursuant to Section 4.6(a) hereof.

4.7. Member Loans. Notwithstanding Section 4.6(b), and subject to Section 7.5, at any time, the Manager shall have the right to authorize the Company to borrow any amount from any one or more of the Members (a “Member Loan”). The Members understand that the Manager may elect, in its sole discretion, to cause the Company to borrow from one Member and not another for strategic or other reasons and/or merely for convenience, in each such case without giving each Member an opportunity to make a Member Loan. No Member will be required to make a Member Loan to the Company. Member Loans, unless otherwise agreed to by the Manager and the lending-Member shall bear interest at a rate of fifteen percent (15%) per annum. The Manager shall determine all other terms and conditions of any Member Loan, provided, however, no Member will be personally liable for the repayment by the Company of a Member Loan. If the making of a Member Loan is subject to the consent of any other lender or third-party, such consent shall be a condition to the incurrence of such Member Loan by the Company. The terms and conditions of repayment of a Member Loan need not be consistent with or otherwise comparable to loans available from commercial or other third-party lenders. Unless agreed upon otherwise by the Company and the lending-Member, repayment of any Member Loan shall be subordinate to any senior debt of the Company; provided, however, that in the event of a Sale of the Company, repayment of any Member Loan shall occur prior to any distributions made pursuant to Section 5.6 hereof.

4.8. No Withdrawal. Except as otherwise provided in this Agreement, no Member or Assignee shall have the right to withdraw from the Company or be entitled to demand the return of the Member’s Capital Account or any Capital Contribution at any particular time. No Member or Assignee shall be entitled at any time to demand or receive property from the Company other than cash. No Member or Assignee shall be personally liable for the return or repayment of all or any part of any other Member’s Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets of the Company (which shall not include any right of contribution from a Member or Assignee). No interest shall be paid by the Company on any Capital Contribution.

ARTICLE V.

DISTRIBUTIONS

5.1. Priority of Distributions of Available Cash. Subject to the remainder of this Article V, the Company shall distribute Available Cash from each Division as soon as reasonably practicable following the end of each quarter during each Fiscal Year of the Company in the following manner:

(a) Cultivation Division Distributions. Distributions of Available Cash from the Cultivation Division shall be made as follows:

(i) First, 100% to the GR Member until the GR Member’s Capital Contribution Balance is reduced to zero;

(ii) Second, 70% to the GR Member and 30% to the EBC Investor Member until the EBC Investor Member’s Preferred Return Balance has been reduced to zero; and

(iii) Thereafter, 70% to the GR Member, 20% to the EBC Sponsor Member, and 10% to the EBC Investor Member.

(b) Manufacturing Division Distributions. Distributions of Available Cash from the Manufacturing Division shall be made as follows:

(i) First, 100% to the EBC Investor Member until the EBC Investor Member’s Capital Contribution Balance is reduced to zero;

(ii) Second, 70% to the EBC Investor Member and 30% to the GR Member until the EBC Investor Member’s Preferred Return Balance has been reduced to zero; and

(iii) Thereafter, 60% to the EBC Sponsor Member, 10% to the EBC Investor Member, and 30% to the GR Member.

5.2. Tax Advances.

(a) Notwithstanding Section 5.1, no later than ninety (90) days after the end of each Fiscal Year, the Manager shall cause the Company to make cash distributions from Available Cash (each, a “Tax Advance”) to each Member in an amount equal to the excess of (i) the product of (A) the excess of (x) taxable income and gain allocated to such Member for such Fiscal Year (as shown on the applicable IRS Form 1065 Schedule K-1 filed by the Company), over (y) the cumulative losses, if any, theretofore allocated to such Member not previously applied to reduce a distribution for purposes of this Section 5.2, and (B) the Assumed Tax Rate over (ii) distributions previously made to such Member pursuant to Section 5.1 (including pursuant to Section 5.3 and Section 12.3, but excluding Tax Advances) during such Fiscal Year to the extent such distributions have not previously reduced distributions pursuant to this Section 5.2. To the extent feasible, Tax Advances shall be made on a quarterly basis based on estimates of the Company’s taxable income to facilitate the Members’ ability to make quarterly estimated tax payments with respect to their income from the Company. At such time as the taxable income or loss of the Company for a taxable year is finally determined for purposes of the filing of its U.S. federal income tax return for the relevant year, the amounts of any excess Tax Advances calculated in the manner provided above received by the Members shall be used to offset future Tax Advances to the Members for subsequent taxable years or by so reducing the proceeds of liquidation otherwise payable to such Members. In the event that the amount of Available Cash is insufficient to pay the full amount of the Tax Advance that would otherwise be required under this Section 5.2, the Company shall distribute to the Members the amount of Available Cash on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 5.2 if Available Cash existed in a sufficient amount to make such distribution in full). At any time thereafter when additional Available Cash is available, the Company shall distribute such funds to the Members on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 5.2 if Available Cash would have existed in a sufficient amount to make such Tax Advance in full) until each Member has received the full amount of its Tax Advance for the applicable Fiscal Year. Notwithstanding the foregoing, no Tax Advance shall be payable in connection with a Sale of the Company.

(b) Distributions to Members pursuant to this Section 5.2 shall be deemed advances of distributions made pursuant to Section 5.1 hereof (including pursuant to Section 12.3), and the amounts otherwise to be distributed to a Member pursuant to Section 5.1 hereof (other than Tax Advances) shall be reduced by the amount of any prior advances made to such Member pursuant to this Section 5.2 until all such advances are restored to the Company in full.

(c) For the avoidance of doubt, no Tax Advance shall be made with respect to any non-partner capacity payment subject to Section 707 of the Code.

5.3. Amounts Withheld. Each Member agrees to furnish the Company with any representations and forms as may reasonably be requested by the Manager or the Tax Representative to assist the Company in determining the extent of, and in fulfilling, any withholding obligations the Company may have. Each Member agrees to furnish the Tax Representative or the Manager with any representations and forms as shall reasonably be requested by the Manager or the Tax Representative to assist the Company in obtaining any exemption, reduction or refund of any withholding or other taxes imposed by any taxing authority or other governmental agency upon the Company or amounts paid to the Company. Each Member acknowledges that it is responsible for compliance with all tax, exchange control, reporting and other laws and regulations applicable to its investment in the Company. Each Member hereby represents that allocations, distributions and other payments to such Member by the Company are not subject to tax withholding obligations. Each Member hereby agrees to promptly notify the Manager in the event that any allocation, distribution or other payment previously exempt from such withholding becomes or is anticipated to become subject thereto. The Company is authorized to withhold from distributions and to pay over to any federal, state or local government any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law (including any interest, penalties and additions to tax imposed thereon and any liability with respect to any Imputed Underpayment Amounts required to be paid on behalf of, or with respect to, such Member or any former Member whose former interest in the Company is held by some other Person) (“Withheld Amounts”) and shall allocate any such Withheld Amounts to the Member with respect to which such amounts were withheld. All Withheld Amounts with respect to any payment, distribution or allocation by the Company to a Member shall be treated as amounts distributed to such Member pursuant to Section 5.1, Section 5.2 or Section 12.3 for all purposes under this Agreement. Any amount required to be paid by the Company to a taxing authority with respect to a Member pursuant to any federal, state, local or foreign tax law in connection with any payment to or tax liability (estimated or otherwise) of the Member that is not withheld from a distribution to such Member shall be treated as a loan from the Company to that Member. If such loan is not repaid within thirty (30) days from the date the Company notifies that Member of the withholding, the loan shall bear interest at an annual rate equal to the lesser of (a) ten percent (10%) per annum, or (b) the highest nonusurious rate permitted by applicable law under such circumstances from the date of the applicable notice to the date of repayment. In addition to all other remedies the Company may have, the Company may withhold distributions that would otherwise be payable to that Member and apply those distributions instead to the repayment of the loan and accrued interest. Neither the Company nor the Manager nor the Tax Representative shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. For the avoidance of doubt, any Withheld Amounts in respect of a Member shall reduce such Member’s entitlement to any Tax Advances pursuant to Section 5.2. The provisions contained in this Section 5.3 shall survive the dissolution, termination or liquidation of the Company, the termination of this Agreement and, with respect to any Member, the withdrawal of such Member or the transfer or assignment of any portion of such Member’s Membership Interest.

5.4. Compliance with FATCA. Each Member hereby agrees to provide to the Company on a timely basis (a) such information, representations, forms or other documentation as the Manager may reasonably request in order for the Manager and the Company (and any member of any “expanded affiliated group” (as defined in Section 1471(e)(2) of the Code) of which the Company or any of its Affiliates is a member) to comply with their obligations under, and avoid becoming subject to, withholding, or to obtain any available exemption, reduction or refund of any tax withheld, pursuant to (i) Sections 1471-1474 of the Code (or any amended or successor version thereof), Treasury Regulations and any forms, instructions or other guidance issued thereunder (now or in the future) and any intergovernmental agreement or other similar agreement between the United States and one or more other governments or tax authorities that is entered into in order to facilitate compliance with, or otherwise relates to, any of the preceding, together with any regulations, forms, instructions or other guidance issued (now or in the future) by any government or tax authority in a jurisdiction other than the United States in relation to any intergovernmental agreement or similar agreement (“FATCA”); or (ii) any legislation in any jurisdiction that the Manager reasonably believes to be similar to FATCA; or (b) any other information required for the Company to comply with its tax obligations (including, for the avoidance of doubt, obligations pursuant to any agreement that the Company enters into pursuant to Section 1471 of the Code or any similar agreement) or to answer any inquiries from any tax authority. In the event that any Member fails to provide any of the information, representations, certificates or forms (or undertake any of the actions) required by this Section 5.4, the Manager shall be entitled to take any steps as the Manager determines in its sole discretion are necessary or appropriate to mitigate the consequences of such Member’s failure to comply with the requirements of this Section 5.4. Each Member hereby consents to the Manager’s exercise of the remedies described above and agrees, to the fullest extent permitted by applicable law, to indemnify and hold harmless the Company, each investor in the Company, and the Manager and any Affiliate thereof against the amount of any costs incurred by the Company (including, without limitation, the withholding of any tax on payments to the Company pursuant to FATCA) as a result of (x) such Member’s failure to comply with any of the above requirements or to do so in a timely manner, or (y) such Member’s participation in the Company. Each Member agrees that it will not make an election under Section 1471(b)(3) of the Code to have the Company withhold amounts on behalf of such Member. The provisions contained in this Section 5.4 shall survive the dissolution, termination or liquidation of the Company, the termination of this Agreement and, with respect to any Member, the withdrawal of such Member or the transfer or assignment of any portion of such Member’s Membership Interest.

5.5. Indemnity. If the Company, the Manager, or any of their respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the Manager in its discretion, consultants or agents, becomes liable as a result of a failure to withhold and remit taxes in respect of any Member or otherwise, then, in addition to, and without limiting any indemnities for which such Member may be liable under this Agreement, such Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, the Manager or any of its respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the Manager in its discretion, consultants or agents, as the case may be, in respect of all taxes, including, without limitation, interest and penalties and income taxes applicable to a Member’s allocable share of Company income, and any expenses incurred in any examination, determination, resolution and payment of any such liability. The provisions contained in this Section 5.5 shall survive the dissolution, termination or liquidation of the Company, the termination of this Agreement and, with respect to any Member, the withdrawal of such Member or the transfer or assignment of any portion of such Member’s Membership Interest.

5.6. Proceeds of a Sale of the Company. In the event of a Sale of the Company, the Members hereby agree that, notwithstanding anything to the contrary in the definitive documents governing such Sale of the Company, the Company shall apportion and distribute the net proceeds from the Sale of the Company, after first paying and/or satisfying all debts and liabilities of the Company, between the distribution waterfalls described in Sections 5.1(a) and (b) as follows:

(a) Upon the Closing of a Sale of the Company, the Members shall engage an independent, mutually agreed upon third-party accounting firm (the “Accounting Firm”) to provide a valuation of Cultivation Division and the Manufacturing Division for purposes of determining how the net proceeds from the Sale of the Company should be allocated between the Cultivation Division and the Manufacturing Division (the “Divisional Sale Allocation”).

(b) Upon the Accounting Firm’s delivery of the Divisional Sale Allocation, the GR Member and the EBC Sponsor Member shall have fifteen (15) days to accept or object to the Divisional Sale Allocation. If either the GR Member or the EBC Sponsor Member timely objects to the Divisional Sale Allocation (the “Objecting Member”), the Objecting Member shall have forty-five (45) days to procure a separate valuation of the Cultivation Division and the Manufacturing Division, at the Objecting Member’s own cost and expense, from an independent third-party accounting firm of the Objecting Member’s choice (the “Objecting Member’s Allocation”).

(c) Upon receipt of the Objecting Member’s Allocation, to the extent there is a difference between the Divisional Sale Allocation and the Objecting Member’s Allocation, the GR Member and the EBC Member agree that the net proceeds from a Sale of the Company shall be allocated among the Cultivation Division and the Manufacturing Division based on the average allocation between the Divisional Sale Allocation and the Objecting Member’s Allocation (the “Final Allocation”). The Final Allocation shall be binding among the GR Member, the EBC Sponsor Member, and the EBC Investor Member.

ARTICLE VI.

ALLOCATIONS

6.1. Allocations of Profits and Losses. After giving effect to the allocations set forth in Section 6.2, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) for any Fiscal Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Members pursuant to Section 12.3 if the Company were dissolved, its affairs would up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such Nonrecourse Liability), and the net assets of the Company were distributed in accordance with Section 12.3 to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets (a “Hypothetical Liquidation”). If for any Fiscal Year, such an allocation of Profits or Losses does not permit the Capital Accounts of the Members to be made to equal the amount which would have been distributed to the Members pursuant to a Hypothetical Liquidation as of the end of the last day of such Fiscal Year, individual items of gross income, gain, loss or deduction (which were the components of Profits or Losses) may be allocated among the Members in such a manner that, at the end of such Fiscal Year, the Capital Account of each Member shall, to the extent possible, equal the amount (x) which would have been distributed to such Member pursuant to a Hypothetical Liquidation as of the end of the last day of such Fiscal Year, minus (y) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

6.2. Regulatory Allocations. The following special allocations shall be made in the following order:

(a) Company Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provisions of this Article VI, if there is a net decrease in Company Minimum Gain during a tax year, each Member shall be specially allocated items of Company income and gain for such tax year (and, if necessary, subsequent tax years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with the Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(b) Member Nonrecourse Debt. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provisions of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any tax year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such tax year (and, if necessary, subsequent tax years) in an amount equal to such Member’s shares of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted and applied in a manner consistent therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in the Agreement. This Section 6.2(c) is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

(d) Stop Loss; Gross Income Allocation. Losses allocated pursuant to Section 6.1 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that some, but not all, of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 6.1, the limitation set forth in the preceding sentence shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member consistent with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In the event any Member has a deficit Capital Account at the end of any tax year or other allocation period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this sentence shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 6.2(c) hereof and this Section 6.2(d) were not in this Agreement.

(e) Nonrecourse Deductions. Except as otherwise provided under the Treasury Regulations, Nonrecourse Deductions for any tax year or other allocation period shall be specially allocated to the Members in proportion to their respective Membership Interest. This Section 6.2(e) is intended to comply with Treasury Regulation Regulations Section 1.704-2(e) and shall be interpreted and applied in a manner consistent therewith.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Member who bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1). This provision is to be interpreted in a manner consistent with the requirements of Section 1.704-2(b)(4) and (i)(1) of the Treasury Regulations.

(g) Regulatory Allocations. The allocations set forth in this Section 6.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable Treasury Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this Article VI, the Regulatory Allocations shall be taken into account in allocating other operating Profits, Losses and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

6.3. Code Section 704(b) Allocations. The allocation provisions contained in this Article VI are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

6.4. No Election to be Taxed as Association. The Company shall be treated as a partnership for federal and state income tax purposes, and shall not elect to be treated as an association taxable as a corporation for federal or state income tax purposes, unless such election is approved in writing by all of the Members.

6.5. Tax Allocation Matters.

(a) Except as otherwise provided in this Section 6.5, all items of income, gain, loss deduction or credit for federal, state and local income tax purposes will be allocated in the same manner as the corresponding “book” items are allocated under Section 6.1 (as a component of Profits or Losses), or Section 6.2.

(b) In the event that Company property is subject to Code Section 704(c) or is revalued on the books of the Company in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(g), the Members’ Capital Accounts shall be adjusted in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(g) for allocations to them of depreciation, amortization, and profit or loss, as computed for book purposes (and not tax purposes) with respect to such property. The allocation shall take into account, to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Member contributing it and the fair market value of the property determined by the Manager at the time of its contribution or revaluation, as the case may be. The Company shall apply Code Section 704(c)(1)(A) using the “traditional method” under Section 1.704-3(b)(1) of the Treasury Regulations.

(c) In the event the Company has in effect an election under Section 754 of the Code, allocations of income, gain, loss deduction or credit to affected Members for federal, state and local tax purposes will take into account the effect of such election pursuant to applicable provisions of the Code.

(d) In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member’s share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

(e) Allocations pursuant to this Section 6.5 are solely for federal, state and local tax purposes and except to the extent allocations under this Section 6.5 are reflected in the allocations of the corresponding “book” items pursuant to Section 6.1 (as a component of Profits or Losses), or Section 6.2, allocations under this Section 6.5 will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

6.6. Election to Adjust Tax Basis. The Manager may, in its sole discretion, cause the Company to make an election under Section 754 of the Code to adjust the basis of Company property under Sections 734 and 743 of the Code.

6.7. Allocation of Profits and Losses in Respect of a Transferred Interest. If any Membership Interest is Transferred or is increased or decreased by reason of the admission of a new Member or otherwise during any Fiscal Year, each item of income, gain, loss, deduction or credit of the Company for that Fiscal Year shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year based upon an interim closing of the books of the Company.

ARTICLE VII.

MANAGEMENT

7.1. Management. Subject to the rights expressly reserved to one or more Members in this Agreement, and subject to those decisions that require the consent of the EBC Sponsor Member as set forth in this Agreement, the Manager shall be responsible for the management of the Company’s overall business, operations, affairs, activities and properties with all rights and powers generally conferred by applicable Law or consistent therewith or necessary or advisable in connection therewith. Subject to the terms of this Agreement, the Manager shall have the authority to delegate all or any of its rights and authority to manage the Company’s business, operation, affairs, activities, and properties to the officers of the Company or to other Persons who, in the Manager’s judgment, are qualified to perform any such management related duties or activities.

7.2. Withheld Powers of Members. Other than as otherwise expressly authorized in this Agreement, no Member shall have any power to do any act for or on behalf of the Company or to participate in the control, in whole or in part, of any internal or external affairs of the Company.

7.3. Manager Resignation. The Manager may resign at any time for any reason or for no reason by giving a written notice of resignation to the Company and all of the Members. The Manager’s resignation is effective when the notice is received by the Company, or on such later date as may be specified in the notice of resignation. In the event the Manager resigns, a new Manager shall be appointed the approval of both the GR Member and the EBC Sponsor Member.

7.4. Removal. The Manager may only be removed for Cause. In the event the Manager is removed pursuant to this Section 7.4, a new Manager shall be appointed by the EBC Sponsor Member.

7.5. Major Decisions. Notwithstanding anything to the contrary contained herein, the Manager shall not have the authority to take, or cause the Company, any Operating Company (if applicable), or any Subsidiary of the Company to take, any of the following actions from and after the Effective Date without the consent of the GR Member and the EBC Sponsor Member (each, a “Major Decision”):

(a) Amend, modify, or waive this Agreement or any document, contract, or agreement ancillary hereto directly relating to the ownership of the Company;

(b) Fundamentally change the principal business of the Company;

(c) Make or authorize any Distributions other than Tax Distributions, except those permitted in this Agreement;

(d) Approve the Company’s annual budget (if applicable);

(e) Authorize the issuance of additional Membership Interests in the Company or admit additional or substitute Members to the Company;

(f) Incur any indebtedness, pledge, or grant liens on any assets or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other person in excess of $500,000 other than in the ordinary course of business or as otherwise agreed to in Section 4.6;

(g) Enter into or effect any transaction or series of related transactions involving the purchase, exchange, or other acquisition (including by merger, consolidation, acquisition of equity, or acquisition of assets) of any assets (other than in the ordinary course of business) or equity interests of another Person other than in the ordinary course of business;

(h) Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of equity or sale of assets) of any material portion of the Company’s equity or assets having a value in excess of $2,000,000, other than in the ordinary course of business;

(i) Dissolve, wind-up, or liquidate the Company or initiate a bankruptcy proceeding;

(j) Merge, reorganize, or recapitalize all or any portion of the Company;

(k) Authorize the redemption or repurchase any Membership Interests;

(l) Approve and execute on the acquisition, financing, refinancing, and/or disposition of any Investment;

(m) Employ accountants, attorneys, appraisers or other third-party professionals to perform services for or on behalf of the Company (other than in the ordinary course of business) and to compensate them from Company funds;

(n) Pay any compensation or other amounts (including any equity incentives) to the Manager for its services as a Manager, other than reimbursement of expenses in accordance with Section 7.6;

(o) Any transaction or agreement, or the amendment or waiver of any terms of any transaction or agreement, with any Member, any officer, any Director, or any of their respective Affiliates.

7.6. Manager Expense Reimbursement. The Manager shall be reimbursed by the Company for all documented, reasonable out-of-pocket expenses actually incurred in connection with its services as the Manager of the Company, including reasonable travel and other expenses associated with the Company’s Business and/or operations subject, in each case, to the normal and customary practices of the Company.

7.7. Exculpation; Indemnification.

(a) No Indemnified Person shall be liable to the Company or to the Members for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by such Indemnified Person arising out of or in connection with this Agreement or the Company’s business or affairs, except to the extent such loss, claim, damage or liability arises from such Indemnified Person’s fraud, gross negligence, willful misconduct, material violation of applicable Law, or material breach of this Agreement.

(b) The Company shall indemnify each Member, the Manager, each Tax Representative and each of their respective officers, directors, managers, employees, members, partners, equity holders, controlling persons, agents, representatives, Affiliates, subsidiaries, successors and assigns (each, an “Indemnified Person”) to the fullest extent permitted by Law and save and hold them harmless from and in respect of all (i) fees, costs, taxes and expenses paid in connection with or resulting from any claim, action or demand against the Company or any Indemnified Person that arises out of or in any way relates to the Company, its properties, business or affairs, and (ii) such claims, actions and demands and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise of any such claim, action or demand; provided, however, that the Company shall have no obligation to indemnify any Indemnified Person with respect to any of the foregoing which arises from the fraud, gross negligence, willful misconduct, material violation of applicable Law or material breach of this Agreement by such Indemnified Person or its controlled Affiliates. In the event that a claim is raised against an Indemnified Person as to which such Indemnified Person reasonably believes that it is entitled to indemnification as aforesaid, then, pending any determination as to whether such Indemnified Person is in fact entitled to such indemnification, the Company shall pay the costs and expenses of defending against such claim, including the cost of legal counsel in connection therewith; provided, however, that if it is eventually determined that such Indemnified Person was not entitled to such indemnification, then such Indemnified Person shall promptly reimburse the Company for any payments made to it on account of such indemnification.

(c) Each Indemnified Person may consult with counsel and accountants in respect of the Company’s and any of its Subsidiaries’ affairs and be fully protected and justified in any action or inaction that is taken in good faith reliance on the advice or opinion of such counsel or accountants.

(d) Notwithstanding anything to the contrary contained in this Agreement, no direct or indirect partner, officer, director, shareholder, member, manager, employee, agent or Affiliate of any Director or any Member shall have any liability of any kind, type, character, or nature arising out of this Agreement.

ARTICLE VIII.

OFFICERS

8.1. Appointment and Term of Office. The Manager, with the consent of the EBC Sponsor Member, may appoint one or more Persons as officers of the Company. The officers of the Company shall be appointed for such terms as may be determined by the Manager. Neither the appointment of an officer nor the designation of a specified term creates or grants to the officer any contract rights. If no other term is specified, officers shall hold office until they resign, die or until they are removed or replaced in the manner provided in Section 8.2 below.

8.2. Removal and Resignation of Officers. Except as otherwise set forth in any form of employment agreement of any officer, any officer or agent of the Company may be removed or replaced by the Manager, with the consent of the EBC Sponsor Member, at any time with or without cause. The election of a replacement officer by the Manager shall constitute the removal of the person previously holding such office. An officer may resign at any time by giving written notice of the resignation to the Company. Resignations shall become effective when received by the Company, unless a later date is specified in the notice. An officer’s resignation or removal does not affect the contract rights of the parties.

8.3. Authority and Duties. Subject to the terms of this Agreement, the officers of the Company shall have the authority and perform the duties specified herein and assigned to the officers by the Manager (and in all cases where the duties of any officer are not prescribed by this Agreement or any other agreement between such officer and the Company or any Subsidiary, such officer shall follow the orders and instructions of the Manager), except that in any event each officer shall exercise such powers and perform such duties as may be required by Law.

ARTICLE IX.

EXPENSES

9.1. G&A Expenses. The Company shall pay all G&A Expenses to the extent not reimbursed by the Operating Companies or their Subsidiaries pursuant to Section 9.3 below. The term “G&A Expenses” shall mean all reasonable expenditures made on behalf of the Company or the Operating Company or their direct or indirect subsidiaries, including: (a) salaries, bonuses, benefits and expense reimbursements, (b) general and administrative expenses, including occupancy, travel and entertainment, data and subscriptions, legal, auditing, bookkeeping and accounting (including, without limitation, tax advisory, tax compliance and costs for preparation of reports to the Members and financial statements) fees and expenses, (c) all insurance and indemnification expenses, (d) interest expenses, borrowing expenses and other similar expenses, (e) extraordinary expenses such as litigation expenses, (f) expenses of liquidating the Company, (g) taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company (other than those specifically allocated to a Member), and (h) expenses in connection with any Member’s default.

9.2. Investment Expenses. The Company shall pay all Investment Expenses to the extent not reimbursed by the Operating Companies or their Subsidiaries pursuant to Section 9.3 below. The term “Investment Expenses” means costs incurred by the Company and at the discretion of the Manager, with the EBC Sponsor Member’s consent, in connection with the acquisition, financing, refinancing, or disposition of Investments, including due diligence costs, travel costs, investment banking fees, consulting fees, valuation fees, brokerage fees, finder’s fees, commissions, legal fees and other advisory fees, including pursuit costs incurred in connection with unconsummated transactions.

9.3. Operating Company Expenses. To the extent that any G&A Expenses or Investment Expenses are reasonably attributable, in the Manager’s discretion, to a particular Operating Company or any of its Subsidiaries, such G&A Expenses or Investment Expenses, as applicable, shall be allocated to, and reimbursed by, such Operating Company and/or its applicable Subsidiaries.

9.4. Shared Costs. Any and all costs and expenses incurred by the Company that are shared between both the Cultivation Division and the Manufacturing Division shall be referred to as Shared Costs and shall be paid for as outlined in Schedule II. For purposes of this Agreement, “Shared Costs” means any and all costs and expenditures benefiting both the Cultivation Division and the Manufacturing Division, including, but not limited to, rent, CAM, property taxes, planning, design, , maintenance, utility, permitting, insurance costs and expenses and any other costs or expenses incurred by the Company pursuant to the Lease. For any cost or expense not detailed in Schedule II that is incurred by either the EBC Sponsor Member, the GR Member, or the Company which is less than $50,000 in any given calendar year, the Manager shall have the discretion to determine whether said cost or expense constitutes a Shared Cost; provided, however, if any specific cost or expense exceeds $100,000 in the aggregate in any given calendar year, then the Manager’s determination of whether the cost is a Shared Cost shall require the consent of the EBC Sponsor Member. However, notwithstanding the foregoing, it is understood and agreed that the Manager, with the consent of the EBC Sponsor Member, shall determine each Division’s respective contribution to pay the Illinois Cannabis Cultivation Privilege Tax based on each Division’s proportion of the Company’s total revenue.

ARTICLE X.

BOOKS AND RECORDS

10.1. Accounting, Books and Records. The Company shall maintain at its principal place of business separate books of account for the Company which shall show a true, accurate and complete record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business. The Members will have such access to the books and records of the Company as determined by the Manager, in its sole discretion, during regular business hours, at the Company’s principal place of business, upon provision of notice in writing by any Member to the Company at least five (5) Business Days before the date on which any Member desires to inspect such books and records. Such rights may be exercised through any agent or employee of such Member designated by such Member or by independent certified public accountants designated by such Member.

10.2. Intentionally Omitted.

10.3. Annual Reports. The Company shall, upon request, deliver to the Members, the Company’s unaudited annual financial statements, including a balance sheet, an income statement, a statement of cash flow, a statement of sources and application of funds and a statement of each respective Member’s Capital Account, accompanied by a report of an independent public accounting firm reasonably acceptable to the Manager, (the “Annual Report”) no later than one hundred twenty (120) days after the end of each Fiscal Year, in form reasonably satisfactory to the Manager.

10.4. Taxation.

(a) The Fiscal Year of the Company shall be the same as its taxable year for federal income tax purposes.

(b) The Manager and the Members intend that the Company shall be treated as a “partnership” for U.S. federal, state and local income and franchise tax purposes and agree, notwithstanding anything to the contrary in this Agreement, to take all actions, including the amendment of this Agreement and the execution of other documents, as may be required to qualify for and receive such treatment as a “partnership” for U.S. federal, state and local income and franchise tax purposes. All elections by the Company for U.S. federal, state, and local income and franchise tax purposes shall be determined by the Manager on a basis consistent with the terms of this Agreement. At the Company’s expense, the Manager shall have the Company’s accountants provide assistance in the preparation of U.S. federal, state, and local tax returns required of the Company and shall file the same, or cause the same to be filed. Upon request, the Manager shall cause to be delivered to the Members copies of the U.S. federal, state, and local income tax returns of the Company. No later than March 15 of each Fiscal Year, or as soon as reasonably practical thereafter, the Company shall deliver to the Members estimated federal and state Schedule K-1s. Within ninety (90) days after the end of each Fiscal Year or as soon as reasonably practical thereafter, the Company shall deliver to the Members Schedule K-1s.

10.5. Partnership Audit Procedures.

(a) J. Obie Strickler is hereby designated the “partnership representative” (as such term is defined in Section 6223(a) of the Code) of the Company as well as for purposes of any state, local, or non-U.S. tax Law. If any state or local tax law provides for a tax matters partner/partnership representative or Person having similar rights, powers, authority or obligations, the person designated as the “partnership representative” pursuant to Section 6223(a) of the Code shall also serve in such capacity (in any such federal, state or local capacity, the “Tax Representative”). To the extent required by applicable law, if the “partnership representative” is an entity, it shall appoint a “designated individual” to act on its behalf. In such capacity, the Tax Representative shall have all of the rights, powers, authority and responsibilities of a partnership representative as provided in the Code and any Treasury Regulations thereunder and may take any action contemplated by Sections 6221 through 6241 of the Code, any Treasury Regulations or other guidance thereunder and any comparable state or local law, and the Members hereby agree to be bound by any actions taken by the Tax Representative in such capacity to the extent such actions are taken in accordance with the terms of this Agreement. The Manager may replace the Tax Representative at any time. The Tax Representative shall represent the Company in all tax matters to the extent allowed by law. Without limiting the foregoing, the Tax Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Subject to Section 10.5(b), any decisions made by the Tax Representative, including, without limitation, whether or not to settle or contest any tax matter, and the choice of forum for any such contest, and whether or not to extend the period of limitations for the assessment or collection of any tax, shall be made in the Tax Representative’s sole discretion. Without limiting the generality of the foregoing, the Tax Representative (i) shall, subject to Section 10.5(b), have the sole and absolute authority to make any elections on behalf of the Company permitted to be made pursuant to the Code or the Treasury Regulations promulgated thereunder and, (ii) without limiting the foregoing, may, subject to Section 10.5(b), make on election on behalf of the Company under Sections 6221(b) or 6226 of the Code as in effect for the first fiscal year beginning on January 1, 2018 and thereafter, and (iii) may, subject to Section 10.5(b), take all actions the Tax Representative deems necessary or appropriate in connection with the foregoing. All expenses incurred by the Tax Representative or its designated individual (including professional fees for such accountants, attorneys and agents as in its discretion determines are necessary to or useful in the performance of its duties in that capacity), shall be borne and reimbursed by the Company.

(b) The Tax Representative shall promptly notify the Members and the Manager if any tax return or report of the Company is audited or if any adjustments are proposed by any governmental body. In addition, the Tax Representative shall promptly furnish to the Manager all written notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the Code. During the pendency of any such administrative or judicial proceeding, the Tax Representative shall furnish to the Manager periodic reports concerning the status of any such proceeding. Without written approval of the Manager, the Tax Representative shall not file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment, make any material tax elections, enter into any settlement agreement with a taxing authority relating to any Company item of income, gain, loss, deduction or credit for any Fiscal Year of the Company or finalize any allocation of taxes among the Members pursuant to Section 10.5(d) below.

(c) The Members agree to cooperate in good faith, including by timely providing information, making any and all elections and filing amended returns, each as reasonably requested by the Tax Representative. Each Member represents that it is aware of the income tax consequences of the allocations made by this Agreement and hereby agrees to be bound by the provisions of this Agreement in reporting its share of Company income and losses for income tax purposes. The Members agree to file all federal, state, local and foreign tax returns on a basis consistent with any returns filed by the Company and the terms of this Agreement. Each Member agrees to provide promptly and to update as necessary at any times requested by the Tax Representative, all information, documents, self-certifications, tax identification numbers, tax forms, and verifications thereof, that the Tax Representative deems necessary in connection with (i) any information required for the Company to determine the application of Sections 6221-6241 of the Code to the Company, (ii) an election by the Company under Section 6221(b) or 6226 of the Code, and (iii) an audit or a final adjustment of the Company by a taxing authority. Each Member covenants and agrees to take any action reasonably requested by the Company in connection with an election by the Company under Section 6221(b) or 6226 of the Code, or an audit or a final adjustment of the Company by a taxing authority (including, without limitation, promptly filing amended tax returns and promptly paying any related taxes, including penalties and interest).

(d) The Members acknowledge that the Company may elect the application of Section 6226 of the Code. This acknowledgement applies to each Member whether or not the Member owns an interest in the Company in both the reviewed year and the year of the tax adjustment. In the event that the Company elects the application of Section 6226 of the Code, the Members agree and covenant to take into account and report to the IRS (or any other applicable taxing authority) any adjustment to their tax items for the reviewed year of which they are notified by the Company in a written statement, in the manner provided in Section 6226(b) of the Code, whether or not the Member owns any interest in the Company at such time. Any Member that fails to report its share of such adjustments on its tax return, agrees to indemnify and hold harmless the Company, the Manager, the Tax Representative, and each of their Affiliates from and against any and all losses, costs, liabilities and expenses related to taxes (including penalties and interest) imposed on the Company as a result of the Member’s inaction. In addition, each Member agrees and covenants to indemnify and hold the Company, the Manager, the Tax Representative, and each of their Affiliates harmless from and against any and all losses, costs, liabilities and expenses related to taxes (including penalties and interest) imposed on the Company resulting from or attributable to such Member’s failure to comply with this Section 10.5. Each Member acknowledges and agrees that no Member shall have any claim against the Company, the Manager, the Tax Representative, or any of their Affiliates for any tax, penalties or interest resulting from the Company’s election under Section 6226 of the Code. If the Company is required to pay the assessment of the imputed underpayment under Section 6225(a)(1) of the Code or similar provisions of state law, any taxes, penalties, and interest payable by the Company shall be treated as attributable to the Members, and, to the extent possible, the Manager shall allocate the burden of any such amounts to those Members to whom such amounts are reasonably attributable taking into account the Member’s or former Member’s allocable share of Profits and Losses with respect to the Fiscal Year to which such assessment pertains and adjustments that may have been made in computing the imputed underpayment. To the extent that any such amount is payable by the Company, at the option of the Manager with the consent of a majority in interest of the Members or former Members to whom such amounts are reasonably attributable shall (i) promptly pay such amount to the Company or (ii) pay such amount by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Members.

(e) The provisions contained in this Section 10.5 shall survive the dissolution, termination or liquidation of the Company, the withdrawal of any Member or the transfer of any Member’s interest in the Company and apply to unadmitted assignees of a Member Interest who may be considered current or former partners of the Company for federal tax purposes. For avoidance of doubt, any agreement to reduce or eliminate the obligations of any former Member or unadmitted assignee of any Member shall not be binding upon the Company unless specific reference is made to this Section 10.5(e) in a binding written agreement executed by the Company and approved by the Manager.

ARTICLE XI.

TRANSFERS

11.1. Transfer. The term “Transfer”, when used in this Agreement with respect to any Membership Interest, means (a) a transaction in which a Member, voluntarily or involuntarily, assigns, absolutely, conditionally or as security or otherwise, all or any part of its direct or indirect Membership Interest (legal and/or beneficial) to another Person, and includes any sale, assignment, bequest, conveyance, gift (outright or in trust), devise, pledge, mortgage, exchange, hypothecation, encumbrance or other disposition, including any such matter occurring by operation of Law (such as, but not limited to, a statutory merger) or otherwise, and (b) any of the transactions described in the foregoing Section 11.1(a), as to any interest in any Person which, directly or indirectly, holds a majority interest in a Person who is a Member.

11.2. Prohibition on Transfers. Subject to the terms of Section 11.3, no Member may effectuate, permit, or suffer to permit a Transfer without first obtaining the consent of the Manager and the EBC Sponsor Member. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article XI will not bind, or be recognized by, or on the books of, the Company. In the event any Member shall at any time Transfer a Membership Interest in contravention of any of the provisions of this Agreement, then the Company and each other Member, in addition to the rights above and all other rights and remedies at Law and in equity, shall be entitled to seek a decree or order restraining and enjoining such transaction, and the defaulting Member shall not plead in defense thereto that there would be an adequate remedy at Law, it being expressly hereby acknowledged and agreed that damages at Law would be an inadequate remedy for a breach or threatened breach of the provisions concerning such transactions set forth in this Agreement.

11.3. Permitted Transfers. Notwithstanding anything to the contrary set forth in this Agreement, a Permitted Transfer shall be permitted with respect to any Member without the consent of the Manager or any other Member. For purposes of this Agreement, the term “Permitted Transfer” shall mean, with respect to any Member, any voluntary Transfer to (a) any Affiliate of such Member; or (b) any estate planning vehicle or family investment vehicle primarily for the benefit of one or more of the direct or indirect owners of a Member, a Family Member, or a lineal descendant of any of the foregoing.

11.4. Drag-Along Rights; Tag-Along Rights. It is acknowledged that the GR Member is a subsidiary of a publicly traded company, and as such its parent company is subject to receiving unsolicited bona fide offers for up to 100% of the outstanding equity of the GR Member’s parent company (an “Offer”). In the event that the GR Member’s parent company receives an Offer, the GR Member, the EBC Sponsor Member, and the EBC Investor Member shall have the following Drag-Along Rights and Tag-Along Rights, as applicable:

(a) Drag-Along Rights.

(i) If, at any point prior to the two- (2-) year anniversary of the Effective Date, the GR Member’s parent company receives a Third Party Sale offer (a “Drag Offer”), the GR Member shall have the right (a “Drag-Along Right”) to require the EBC Sponsor Member and the EBC Investor Member to sell all of their respective Membership Interests in the Company as part of the Third Party Sale so long as the total amount of money that the EBC Investor Member receives, after the sale proceeds are distributed pursuant to Section 5.1(a) and Section 5.1(b), equals at least three (3) times the amount of the EBC Investor Member’s Capital Contributions to the Company.

(ii) Notwithstanding Section 11.4(a)(i), if, at any point after the two- (2-) year anniversary of the Effective Date, the GR Member receives a Third Party Sale offer, the GR Member shall have the right (a “Drag-Along Right”) to require the EBC Sponsor Member and the EBC Investor Member to sell all of their respective Membership Interests in the Company as part of the Third Party Sale so long as the total amount of money that the EBC Investor Member receives, after the sale proceeds are distributed pursuant to Section 5.1(a) and Section 5.1(b), equals at least the amount of the EBC Investor Member’s Capital Contributions to the Company.

(iii) Upon the GR Member’s parent company receiving a Drag Offer, subject to Sections 11.4(a)(i)-(ii) above, the GR Member shall deliver a written notice (a “Drag-Along Notice”) to the EBC Sponsor Member and the EBC Investor Member setting forth the material terms and conditions of the Drag Offer and corresponding Third Party Sale (“Third Party Terms”). The Drag-Along Notice shall be given within three (3) Business days of receiving the Drag Offer.

(iv) Upon receipt of a Drag-Along Notice, the EBC Sponsor Member and the EBC Investor Member shall each be obligated to sell all of its respective Membership Interests in accordance with the Third Party Terms.

(b) Tag-Along Rights.

(i) Commencing on the two (2) year anniversary of the Effective Date, if the GR Member’s parent company receives a Third Party Sale offer, the EBC Sponsor Member and the EBC Investor Member, collectively and not individually, shall have the right (a “Tag-Along Right”) to require the proposed Transferee in the Third Party Sale to also acquire all, but not less than all, of the aggregate Membership Interests of the EBC Sponsor Member and the EBC Investor Member.

(ii) Upon the GR Member’s parent company receiving a Third Party Sale offer, subject to Section 11.4(b)(i) above, the GR Member shall deliver a written notice (a “Tag-Along Notice”) to the EBC Sponsor Member and the EBC Investor Member setting forth the material terms and conditions of the Third Party Sale offer and corresponding Third Party Terms. The Tag-Along Notice shall be given within three (3) Business days of receiving the Third Party Sale offer.

(iii) Upon receipt of a Tag-Along Notice, the EBC Sponsor Member and the EBC Investor Member shall have twenty (20) business days to elect to exercise their collective Tag-Along Right. If the EBC Sponsor Member and the EBC Investor Member do not elect to exercise their collective Tag-Along Right by the twentieth (20th) business day after the Tag-Along Notice is provided, the EBC Sponsor Member and the EBC Investor Member shall be deemed to have waived its Tag-Along Right and the GR Member shall be allowed to proceed with the Third Party Sale.

(c) Section 11.4(a) and Section 11.4(b), as well as any proceeds from a Third Party Sale referenced therein, shall remain subject to and distributed among the Members in accordance with Section 5.6.

11.5. General Restrictions on All Transfers. Notwithstanding the foregoing terms of this Article XI, any Transfer of a Membership Interest by a Member (including a Permitted Transfer) shall be subject to the following:

(a) A Transfer of any Membership Interest by or in a Member (even if permitted by this Article XI), may not be made if such Transfer would cause or result in a breach of any then applicable rules and regulations of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries.

(b) In the event of any direct Transfer of a Membership Interest there shall be filed with the Company a duly executed and acknowledged counterpart of the instrument effecting such Transfer. In addition, in the event of any such direct Transfer, the transferee shall enter into a valid and binding agreement with the Company and each of its Members the effect of which will be that the Membership Interest so Transferred shall continue to remain subject to the provisions of this Agreement with the same force and effect as if such transferee had originally been a party hereto as to the interest so Transferred.

(c) Unless approved by the Manager, with the consent of the EBC Sponsor Member, no Transfer shall be made pursuant to this Article XI if such Transfer would reasonably be expected to (i) solely with respect to any direct Transfer, require the filing of a registration statement under the Securities Act, or (ii) solely with respect to any direct Transfer, would otherwise violate any federal or state securities Laws or regulations applicable to the Company.

(d) Unless approved by the Manager, with the consent of the EBC Sponsor Member, no Transfer shall be made pursuant to this Article XI if such Transfer would reasonably be expected to (i) cause the Company to cease to be classified as a partnership for federal or state income tax purposes, (ii) cause the Company to fail to meet the “private placement” safe harbor from treatment as a publicly traded partnership, or any other safe harbor from treatment as a publicly traded partnership selected by the Tax Representative, under Treasury Regulations Section 1.7704-1, or (iii) cause the Company to become a publicly traded partnership within the meaning of Section 469(k)(2) or Section 7704(b) of the Code.

(e) No Member may transfer any Membership Interests, including a Permitted Transfer, unless and until the transferring Member has provided to the Company such information, forms, certifications, and documentation reasonably satisfactory to the Company to establish that any applicable withholding requirements on the Transfer have been satisfied in accordance with applicable law, or no such withholding requirements apply.

(f) The transferring Member shall pay any and all costs and expenses incurred by them in connection with such Transfer, including any transfer taxes, and the Company and the non-transferring Members shall have no liability for any such costs and expenses.

11.6. Substitute Members. An Assignee shall not be entitled to vote on Company matters and shall not have any other rights of a Member other than its right to distributions and allocations for tax purposes, unless and until the Assignee is admitted as a substituted Member (“Substitute Member”). Thereafter, subject to the last sentence of this Section 11.6, such Assignee shall have all rights and obligations of a Member hereunder. An Assignee shall become a Substituted Member when and if the Assignee (a) pays all Company expenses incurred in connection with its substitution, (b) submits a duly executed instrument of assignment and assumption, in a form reasonably satisfactory to the non- assigning Member, specifying the Membership Interest assigned to it and setting forth the assigning Member’s intention that the Assignee succeed to such portion of the assigning Member’s Membership Interest and acknowledging that the assignor or transferor remains liable for its obligations, (c) obtains any approval if required hereunder, and (d) executes an amendment to this Agreement in which it agrees to be bound by this Agreement. The admission of a Substitute Member shall be effective as of the close of the day on which all of the conditions specified in this Section 11.6 have been satisfied.

11.7. First Call Option. Commencing on the first (1st) day of the thirty-first (31st) calendar month following the date upon which both the GR Member and the EBC Investor Member have recouped 100% of their respective Capital Contributions (the “First Call Option Commencement Date”), the EBC Sponsor Member and the GR Member shall have a mutual call option as follows (the “First Call Option”):

(a) EBC Sponsor Member First Call Option. Commencing on the First Call Option Commencement Date, the EBC Sponsor Member shall have the right (the “EBC First Call Option”), exercisable by notice in writing (the “EBC First Call Notice”) to the GR Member, to require the GR Member, or its Assignee, to sell and transfer fifty percent (50%) of the GR Member’s economic interest in the Manufacturing Division under Section 5.1(b)(iii) to the EBC Sponsor Member. The purchase price for the EBC First Call Option shall be $1,000,000 USD (the “EBC First Call Purchase Price”). The EBC First Call Option shall expire on the two (2) year anniversary of the First Call Option Commencement Date (the “First Call Option Expiration Date”). The closing of the EBC First Call Option, if exercised, shall take place within forty-five (45) days after the date of the EBC First Call Notice or on such other date as mutually agreed to in writing between the EBC Sponsor Member and the GR Member (the “EBC First Call Option Closing”). Contemporaneous with the EBC First Call Option Closing, Section 5.1(b) of this Agreement shall be amended and restated in its entirety to read as follows: 5.1(b) Manufacturing Division Distributions. Distributions of Available Cash from the Manufacturing Division shall be made as follows: 77.2% to the EBC Sponsor Member, 7.8% to the EBC Investor Member, and 15.0% to the GR Member.

(b) GR Member First Call Option. Commencing on the First Call Option Commencement Date, the GR Member shall have the right (the “GR First Call Option”), exercisable by notice in writing (the “GR First Call Notice”) to the EBC Sponsor Member, to require the EBC Sponsor Member, or its Assignee, to sell and transfer fifty percent (50%) of the EBC Sponsor Member and EBC Investor Member’s collective economic interest in the Cultivation Division under Section 5.1(a)(iii) to the GR Member. The purchase price for the GR First Call Option shall be $1,000,000 USD (the “GR First Call Purchase Price”). The GR First Call Option shall expire on the First Call Option Expiration Date. The closing of the GR First Call Option, if exercised, shall take place within forty-five (45) days after the date of the GR First Call Notice or on such other date as mutually agreed to in writing between the EBC Sponsor Member and the GR Member (the “GR First Call Option Closing”). Contemporaneous with the GR First Call Option Closing, Section 5.1(a) of this Agreement shall be amended and restated in its entirety to read as follows: 5.1(a) Cultivation Division Distributions. Distributions of Available Cash from the Cultivation Division shall be made as follows: 85% to the GR Member, 7.2% to the EBC Sponsor Member, and 7.8% to the EBC Investor Member.

11.8. Second Call Option. Commencing on the first (1st) calendar day following the First Call Option Expiration Date (the “Second Call Option Commencement Date”), the EBC Sponsor Member and the GR Member shall have a second mutual call option as follows:

(a) Commencing on the first Business Day after the Second Call Option Commencement Date, the EBC Sponsor Member and the GR Member shall respectively have the right, exercisable by notice in writing (the “Second Call Notice”), to require the Non-Exercising Member, or its Assignee, to sell and transfer to the Exercising Member one hundred percent (100%) of the Non-Exercising Member’s then-current Membership Interest in the Company (the “Second Call Option”). The Second Call Notice shall contain the purchase price being offered by the Exercising Member for 100% of the Non-Exercising Member’s Membership Interest as well as any other applicable terms and conditions that the Exercising Member may choose to include. Upon either the GR Member or the EBC Sponsor Member issuing the Second Call Notice (the “Exercising Member”), the other party (the “Non-Exercising Member”), shall have thirty (30) business days to either: (i) accept the terms as offered by the Exercising Member and sell 100% of the Non-Exercising Member’s Membership Interest in the Company to the Exercising Member, or (ii) elect to purchase 100% of the Exercising Member’s Membership Interest in the Company pursuant to the same terms offered by the Exercising Member. If the Non-Exercising Member does not respond to the Second Call Notice issued by the Exercising Member within thirty (30) days, the Non-Exercising Member shall be deemed to have accepted the terms offered by the Exercising Member to sell 100% of the Non-Exercising Member’s Membership Interest in the Company to the Exercising Member. Notwithstanding anything to the contrary in this Agreement, if the GR Member is the exercising Member, the Non-Exercising Member shall include both the EBC Sponsor Member and the EBC Investor Member. The closing of the Second Call Option shall occur within 60 days after the date of the Second Call Notice. At such closing, the Exercising Member shall pay not less than 75% of the purchase price in cash and the remainder by delivering a promissory note payable quarterly with a two (2) year maturity date and accruing interest at a rate of 10% per annum.

(b) The Second Call Option, unless exercised by either the GR Member or the EBC Sponsor Member, shall expire upon the closing of a Sale of the Company; provided, however, that the GR Member’s and the EBC Sponsor Member’s respective right to exercise the Second Call Option shall be tolled, and neither party shall be able to exercise the Second Call Option, subsequent to the Company executing a term sheet, letter of intent, or similar document contemplating a Sale of the Company (each occurrence, a “Second Option Toll Period”). If a Second Option Toll Period arises, it shall expire upon either (i) the closing of a Sale of the Company as contemplated in the applicable term sheet, letter of intent, or similar document that triggered the subject Second Option Toll Period, or (ii) the termination or expiration of the applicable term sheet, letter of intent, or similar document that triggered the subject Second Option Toll Period.

ARTICLE XII.

DISSOLUTION

12.1. Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the written consent of both the GR Member and the EBC Sponsor Member. The Company shall not be dissolved by the death, resignation, withdrawal, bankruptcy, insolvency or dissolution of any Member.

12.2. Winding Up. If the Company is dissolved, then such person as may be determined by the Manager (the “Liquidator”), shall cause a full accounting of assets and liabilities of the Company to be taken and shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all assets of the Company and wind-up the business of the Company by either or both of the following methods: (a) selling Company assets and distributing the net proceeds therefrom in accordance with Section 12.3 below, or (b) if the Liquidator shall so determine, distributing Company assets in kind in accordance with Section 12.3 below. Any act or event causing a dissolution of the Company shall in no way affect the validity of, or shorten the term of, any contract or other obligation entered into by or on behalf of the Company.

12.3. Application of Assets in Winding Up. In winding up the Company, after paying or making provision for payment of all of the Company’s debts and liabilities and paying all other costs and expenses incurred in connection with winding up and terminating the Company in the order of priority provided by the Act (including any reserve the Liquidator determines necessary to provide for any contingent, conditional or unmatured liabilities or obligations of the Company to third parties to be held and disbursed as directed by the Liquidator, by an escrow agent selected by the Liquidator and at the expiration of such period as the Liquidator may deem advisable and in accordance with the Act), then the Liquidator shall distribute the remaining net proceeds and liquid assets of the Company among the Members in accordance with the order of priority set forth in Section 5.6.

12.4. Negative Capital Accounts. Upon final liquidation of the Company if the Capital Account of any Member is negative, such Member shall not be obligated to restore the negative balance in its Capital Account.

12.5. Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Members in the manner provided for in this Agreement. As soon as practicable after the termination of the Company, the Liquidator shall cause a certificate of dissolution to be filed with the Secretary of State of the State of Illinois.

12.6. Rights and Obligations of the Directors and Members during Winding Up Period. During the period of the winding up of the affairs of the Company, the rights and obligations of each Director and the Members set forth in this Agreement with respect to the management of the Company shall continue.

12.7. Integrity of the Members; Waiver of Other Rights. No Member shall retire, resign, or withdraw from the Company except as expressly permitted under this Agreement. Except as otherwise consented to by the Manager, each Member shall, to the fullest extent permitted by Law, (a) maintain its existence as a legal entity throughout the term of this Agreement and during any wind-up period, and (b) not terminate or dissolve without concurrently being reconstituted or reincorporated. The Members agree that the Members have no right (and hereby waive, renounce and forfeit any right) under Section 18-604 of the Act to withdraw or resign and receive the fair value of their Membership Interests in the Company.

ARTICLE XIII.

MISCELLANEOUS

13.1. Intentionally Deleted.

13.2. Counterpart Execution; Execution by Facsimile Transmission/.PDF Format; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement. This Agreement may be executed by facsimile transmission or by email via .pdf format, in each case, with the same force and effect as originals. This Agreement shall become effective on the Effective Date.

13.3. Intentionally Deleted.

13.4. Amendment, Waiver. This Agreement may be amended, modified or waived only by the written approval of the GR Member and the EBC Sponsor Member; provided, however, that any amendment that increases or extends the liabilities or obligations of any Member or amends the provisions of this Section 13.3 in respect of any Member shall require the consent of such Member. Failure on the part of any Member to complain of any act or failure to act by any Member or to declare any Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder. The giving of consent (to the extent any such consent is required) by any Member in any one instance shall not limit or waive the necessity to obtain such Member’s consent in any future instance.

13.5. Headings. The captions or titles and the table of contents contained in or appended to this Agreement are for convenience of reference only, shall not be deemed a part of the context of this Agreement and are not intended to describe, interpret, define or limit the scope, extent or intent of any of the provisions of this Agreement.

13.6. Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law. If any payments required to be made under this Agreement shall be in excess of the amounts allowed by Law, the amounts of such payments shall be reduced to the maximum amounts allowable by Law.

13.7. Information Requests. Each Member shall, at the request of any other Member, promptly supply reasonable evidence or information reasonably requested to confirm such Member’s compliance with the transfer or other restrictions contained herein, including, without limitation, the restrictions on transfers and changes of control herein provided.

13.8. Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Illinois (without regard for conflict of Laws principles).

13.9. Binding Arbitration. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any dispute arises among the Members or Directors pertaining to their respective rights, responsibilities, obligations, or otherwise under this Agreement, such dispute shall be resolved by binding arbitration which shall be administered by the American Arbitration Association, in accordance with the Commercial Arbitration Rules in effect on the date of this Agreement. Any arbitration conducted pursuant to this Section 13.9 shall be conducted by a panel of three (3) arbitrators, unless otherwise mutually agreed to by the parties to the dispute. Demand for arbitration shall be made in writing, delivered to the other party via certified mail, and filed with the person or entity administering the arbitration. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

13.10. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES HERETO, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE. THE PROVISIONS OF THIS SECTION 13.10 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

13.11. Intentionally Omitted.

13.12. No Third Party Beneficiaries. Except as provided for herein, this Agreement is for the sole benefit of the parties hereto and the Company, and nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto, and the Company, any legal or equitable rights hereunder.

13.13. Confidentiality. The parties agree to keep the terms and provisions of this Agreement confidential and not to disclose the terms thereof to third parties other than (a) their auditors, attorneys, investors, accountants and other Persons having similar need to be cognizant of such terms and (b) as required by any applicable Law, rule or regulation.

13.14. Notices. Any notice or request required or permitted to be given hereunder (each, a “Notice” or a “notice”) and any approval by any Member shall be in writing and shall be (as elected by the Member giving such notice or granting such approval) (a) transmitted by certified or registered mail, return receipt requested, postage prepaid, (b) transmitted by personal delivery, (c) transmitted by nationally recognized overnight courier service or (d) transmitted by electronic mail. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given (i) five (5) Business Days after the date of posting if transmitted by certified or registered mail, (ii) the date of delivery if transmitted by personal delivery, (iii) the first Business Day after the date of posting if delivered by recognized national overnight courier service, or (iv) the date of transmission if transmitted by electronic mail on or prior to 5:00 p.m. (Chicago time) on a Business Day, and the next Business Day following transmission if transmitted later than 5:00 p.m. (Chicago time) on a Business Day. Any Member may change its address for purposes hereof by notice given to the other Members in accordance with this Section13.14. Notices hereunder shall be directed to any Member, at the address set forth on Schedule I hereto, as amended from time to time.

13.15. Successors and Assigns. This Agreement shall be binding upon and, subject to the restrictions on transfer set forth in Article XI, shall inure to the benefit of the successors and assigns of the parties hereto.

13.16. Approvals. To the fullest extent permitted by Law and notwithstanding any other provision of this Agreement, any agreement contemplated in this Agreement, or applicable provisions of Law or equity or otherwise, the Members agree as follows:

(a) unless otherwise specifically stated herein any approval or consent, to be effective for any purpose, shall be in writing;

(b) whenever in this Agreement a decision, determination, exercise of a right, election, judgment, or approval right of a Person shall be subject to a “good faith” or other express standard, the Person shall act under such express standard and shall not be subject to any other or different standard;

(c) whenever in this Agreement a matter, arrangement or thing is to be satisfactory or not satisfactory to a Person or a Person is permitted or required to make a decision or determination, exercise a right given to it to approve or disapprove a matter, or make an election or judgment (whether in any such instance, such matter, decision, determination, exercise of a right, election, judgment, or approval right is in such Person’s “discretion” or “sole discretion” or under a grant of similar authority or latitude), then the decision, determination, exercise of a right, election, judgment, approval right, or election to withhold an approval, of such Person shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of such Person, shall be final and conclusive, and such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person and shall not be subject to any other or different standard; and

(d) the provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Person otherwise existing at Law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Person.

13.17. No Right to Partition. The Members, on behalf of themselves and their successors and assigns, if any, hereby specifically and irrevocably renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of Law to seek, bring or maintain any action in any court of Law or equity for partition of the Company, any Subsidiary or any asset or interest that is considered to be the Company’s or one of its Subsidiaries’ property, regardless of the manner in which title to such property may be held.

13.18. Prevailing Party Fees. In the event of any arbitration or litigation arising out of this Agreement, the Prevailing Party shall be entitled to receive from the losing party an amount equal to the Prevailing Party’s costs incurred in such litigation, including the prevailing party’s attorneys’ fees, costs and disbursements. For purposes of this Section 13.18, (a) the term “Prevailing Party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and (b) the term “attorneys’ fees” shall include the attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal and any other legal proceeding, including mediation and arbitration. The provisions of this Section 13.18 shall survive the termination of this Agreement.

13.19. Further Assurances. Each Member agrees to take such further actions and to furnish to the other Member such further information and to execute such further documents and instruments as are reasonably requested by the other Member in connection with the furtherance of the Business; provided, however, in no event shall such further documents or instruments create, impose or result in any new, or otherwise expand or increase any existing, liabilities, obligations or costs whatsoever of the Members under this Agreement or decrease or otherwise adversely affect the rights of the Members under this Agreement.

13.20. Member Representations. Each Member represents and warrants that: (a) such Member has been advised to consult with its own advisors regarding all legal and tax matters concerning an investment in its Membership Interest and has done so to the extent it considers necessary or appropriate, (b) none of the Company, the Directors, the Tax Representative, the Members, nor the partners, shareholders, members, managers, agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the tax consequences to the Member of an investment in the Company, and (c) such Member will look solely to, and rely solely upon, its own advisers with respect to the tax consequences of its investment in the Company.

13.21. Entire Agreement. This Agreement, and those documents expressly referred to herein, embody the complete agreement and understanding among the parties with respect to the subject matter herein and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Limited Liability Company Agreement to be executed as of the Effective Date.

COMPANY

ROGUE EBC, LLC

By:	/s/ J. Obie Strickler
	Name:	J. Obie Strickler
	Title:	Manager

Signature page to llc agreement

IN WITNESS WHEREOF, the parties hereto have caused this Limited Liability Company Agreement to be executed as of the Effective Date.

GR MEMBER

[GR Entity TBD]

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Its:	Manager

Signature page to llc agreement

IN WITNESS WHEREOF, the parties hereto have caused this Limited Liability Company Agreement to be executed as of the Effective Date.

EBC SPONSOR MEMBER

EBC VENTURES WAUKEGAN, LLC

By:	/s/ Andrew Boyens
Name:	Andrew Boyens
Its:	Authorized Person

EBC INVESTOR MEMBER

EBC INVESTOR WAUKEGAN, LLC

By:	/s/ Andrew Boyens
Name:	Andrew Boyens
Its:	Authorized Person

Signature page to llc agreement

SCHEDULE I

Members; Capital Commitments; Capital Contributions

As of March 4, 2024

Member	Capital Commitment	Capital Contribution
[GR Member] [insert address] [insert email address]	$6,000,000 USD	-
EBC Investor Waukegan, LLC 272 Deerpath Rd. Suite 320 Lake Forest, IL 60045 Andrew@ebcfinancing.com	$2,400,000 USD	-
EBC Ventures Waukegan, LLC 272 Deerpath Rd. Suite 320 Lake Forest, IL 60045 Andrew@ebcfinancing.com	-	-
TOTAL	$8,400,000 USD

Schedule i to llc agreement

Sch. I-1

SCHEDULE II

Shared Costs

As of March 4, 2024

Shared Cost	GR Member Allocation	EBC Sponsor Member Allocation
Rent, CAM and property taxes (before expansion approval)	70%	30%
Rent, CAM and property taxes (after expansion approval)	90%	10%
Utilities	90%	10%
Insurance	70%	30%
Licensing, permitting, or other state, local or municipal costs	70%	30%
Cannabis license acquisition cost and related legal expenses	80%	20%
Bank fees	70%	30%
Payroll administration	70%	30%
Design costs	70%	30%
Janitorial or other general maintenance costs	70%	30%
Security	70%	30%
Miscellaneous capex unattributable to a single Division	70%	30%

Schedule i to llc agreement

Sch. II-1